UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: February 9, 2006
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

000-20989	41-1719250
(Commission File No.)	(IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
2718 Summer Street NE
Minneapolis, Minnesota 55413-2820
(Address of principal executive offices)
612-378-1180
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
On February 2, 2006, our Board of Directors approved a plan to accelerate, effective February 2, 2006, the vesting of out-of-the-money unvested stock options previously granted to our employees, officers and directors. An option was considered “out-of-the-money” if the stated exercise price exceeded $2.85, the closing price of our common stock on February 2, 2006. Pursuant to this action, options to purchase approximately 0.4 million shares of our common stock with a weighted average exercise price of $4.49 per share became exercisable immediately.
The purpose of accelerating the vesting of these options is to minimize the amount of compensation expense we must recognize upon adoption of SFAS No. 123(R) beginning April 1, 2006. None of these options had intrinsic economic value on February 2, 2006. The acceleration of the vesting of these options is estimated to reduce our pre-tax stock option expense, calculated using the Black-Scholes option valuation model, by approximately $1.4 million, in the aggregate, over the next three fiscal years, upon adoption of SFAS No. 123R. We will include the charge attributed to the accelerated vesting of the options in the pro forma disclosures along with the reason for accelerating the vesting in the footnotes to our consolidated financial statements and Form 10-KSB for the fiscal year ended March 31, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: February 9, 2006

UROPLASTY, INC.

By:	/s/ Mahedi A. Jiwani

Mahedi A. Jiwani
Vice President, Chief Financial
Officer and Treasurer